Exhibit 99.1

AdaptHealth Closes Previously Announced Acquisitions of

Solara Medical Supplies and ActivStyle

Plymouth Meeting, PA – July 2, 2020 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home medical equipment, supplies and related services in the United States, announced today that it has closed the previously announced acquisitions of Solara Medical Supplies, LLC (“Solara”) and ActivStyle, Inc. (“ActivStyle”). The acquisitions were consummated for combined total consideration of approximately $487 million consisting of approximately $424.5 million in cash and $62.5 million in AdaptHealth Class A common stock.

AdaptHealth believes Solara is one of the largest direct-to-patient providers of diabetes management supplies in the United States, including continuous glucose monitors (CGM), insulin pumps and other diabetic supplies. ActivStyle is a leading direct-to-consumer supplier that provides incontinence and urology products.

“These are highly strategic, complementary and accretive acquisitions,” said Luke McGee, CEO of AdaptHealth. “We believe Solara will immediately establish AdaptHealth as a leader in the high-growth diabetes market and advances our goal to offer high-value services to people with chronic conditions in their homes. ActivStyle will add critical mass to important supply product categories; each company also brings to AdaptHealth a talented group of industry professionals. The addition of Solara and ActivStyle will enrich our direct-to-patient product offerings, create a single supply source for an expanded set of chronic care products and services, and increase our overall exposure to recurring supply sales.”

As previously announced, Steve Foreman, CEO of Solara, Gayle Devin, CEO of ActivStyle, and key members of their respective management teams have joined AdaptHealth. Each company will continue to operate under its current name.

AdaptHealth funded the transactions and associated costs through a combination of incremental term loan borrowing under its existing credit agreement and equity investments of $190 million and $35 million, respectively, by One Equity Partners and funds managed by Deerfield Management. Brad Coppens, Managing Director of One Equity Partners, will join the board of AdaptHealth.

About AdaptHealth Corp.

AdaptHealth Corp. is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and biPAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services over approximately 1.7 million patients annually in all 50 states through its network of 247 locations in 40 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

AdaptHealth Corp.

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com